Exhibit 99.1

For Information Contact:
Kristin Southey
Vice President, Investor Relations
(310) 255-2635
ksouthey@activision.com

Maryanne Lataif
Vice President, Corporate Communications
(310) 255-2704
mlataif@activision.com

FOR IMMEDIATE RELEASE

ACTIVISION REPORTS SECOND QUARTER FISCAL YEAR 2007 RESULTS

- Q2 Net Revenues Increased 45% Over Prior Outlook -

- Next-Gen Launch Lineup Largest in Company’s History -

Santa Monica, CA — November 6, 2006 — Activision, Inc. (Nasdaq: ATVI) today reported financial information for the second fiscal quarter ended September 30, 2006.

Net revenues were $188.2 million, a 45% increase over the company’s prior outlook of $130.0 million, which was given on August 3, 2006.   For the second quarter of last fiscal year, the company reported net revenues of $222.5 million.  Net revenues for the six-month period ended September 30, 2006 were $376.2 million, as compared to net revenues of $463.6 million reported for the six-month period of last fiscal year.   The company ended the quarter with $747 million in cash and short-term investments.

As previously announced, in light of the ongoing review of the company’s historical stock option grant practices by the special sub-committee of the independent members of the Board of Directors, today’s announcement includes only selected financial information for the second quarter.

Robert Kotick, Chairman and CEO of Activision Inc., stated, “Our second quarter net revenues exceeded our expectation and were driven by improving market conditions and the success of our franchises including Call of Duty®, Guitar Hero™ and World Series of Poker®, as well as our distribution and affiliate businesses.  We are optimistic about our exciting holiday lineup, although we remain cautious of the many variables that can affect the holiday selling season, including software pricing and the introductions of the PLAYSTATION® 3 and Wii™.

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Activision Reports Q2 FY 2007 Results

Kotick continued, “We are excited about the long-term opportunities that should result from the next-generation consoles and handheld platforms.  These new platforms combined with our strong portfolio of brands, world-class development capabilities, worldwide distribution network and deep financial resources should enable us to continue to take advantage of the potential positive market fundamentals over the long-term.”

Business Highlights

•                  During the quarter, Activision’s critically acclaimed Call of Duty 2 for the Xbox 360 video game and entertainment system crossed the 1 million unit sales mark in the U.S., making the title the #1 best-selling game to date on the Xbox 360™ video game and entertainment system, according to The NPD Group.

•                  During the quarter, Activision confirmed that the company will be releasing five launch titles for the Wii — Tony Hawk’s Downhill Jam™, Call of Duty® 3, Marvel: Ultimate Alliance™, Rapala® Tournament Fishing   and World Series of Poker®: Tournament of Champions.

•                  For the quarter, Guitar Hero was a top 10 best-selling title in the U.S. 10 months following the game’s initial release, according to The NPD Group.  Additionally, on September 27, 2006, Activision confirmed that Guitar Hero II™ is currently in development for the Xbox 360 video game and entertainment system.

•                  On September 15, 2006, MTV Networks Kids and Family Group’s Nickelodeon, a division of Viacom Inc., entered into a distribution agreement with Activision Value Publishing under which Activision will be the exclusive distributor of three new Nick Jr. PC CD-ROM titles, published by Nickelodeon and based on the top preschool series on commercial television, Dora The Explorer™, The Backyardigans™, and Go, Diego, Go!™.

•                  On October 3, 2006, Activision announced the appointment of Brian Hodous to the newly created position of Chief Customer Officer.  Mr. Hodous will lead Activision Publishing’s global sales operations.   Mr. Hodous most recently served as Group Director and Executive Vice President of Global Sales at Cadbury Schweppes, where he managed more than 16,000 sales professionals in 190 countries and delivered $12.3 billion in annual revenue.

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Activision’s third quarter slate will be driven by a diverse lineup of titles based on some of the company’s largest franchises.  The company will release three launch titles for the PLAYSTATION 3 (Tony Hawk’s Project 8™, Call of Duty 3 and Marvel™: Ultimate Alliance) and five titles for the Wii (Tony Hawk’s Downhill Jam, Call of Duty 3, Marvel: Ultimate Alliance, Rapala Tournament Fishing and World Series of Poker: Tournament of Champions).

Built from the ground up for the next-gen consoles, Tony Hawk’s Project 8 delivers an incredibly authentic skateboarding experience and will be available for the Xbox 360™ video game and entertainment system from Microsoft, PLAYSTATION 3, PlayStation® 2 computer entertainment system, Xbox® video game and entertainment system from Microsoft and the PlayStation Portable Entertainment Platform.

A new brand extension designed exclusively for the Wii and Nintendo DS™, Tony Hawk’s Downhill Jam lets players experience the breakneck speed of downhill skateboard racing as they tear up steep terrain while performing tricks and outmaneuvering opponents.

The follow-up to the #1 next-generation game, Call of Duty 3 delivers the intensity of being closer than ever to the fury of combat during the Normandy Breakout, the historic campaign that led to the liberation of Paris.  The game will be released on the Xbox 360 video game and entertainment system from Microsoft, PLAYSTATION 3, Wii, PlayStation 2 computer entertainment system and Xbox video game and entertainment system from Microsoft.

An all-new action/role-playing game, Marvel: Ultimate Alliance lets players create their Marvel dream team from the largest roster of Super Heroes™ ever in a video game and pursue an epic quest that will determine the fate of Earth and the Marvel universe.  The game will be available for the PLAYSTATION 3 and Wii in November and shipped for the Xbox 360 video game and entertainment system from Microsoft, PlayStation 2 computer entertainment system, Xbox video game and entertainment system from Microsoft, PC, PlayStation Portable Entertainment Platform and Game Boy® Advance™ on October 26, 2006.

Coming out on the  Wii platform, Rapala Tournament Fishing  lets players embark on all new angling adventures in 16 of the world’s most desirable fishing locales utilizing authentic gear from Rapala, the world’s largest manufacturer of fishing lures and #1 fishing brand in the world.

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Building on last year’s #1 poker title and the #1 brand in poker, World Series of Poker: Tournament of Champions for the Wii puts players on the Pro Circuit as a new pro and protégé of Chris “Jesus” Ferguson.

Guitar Hero II for the PlayStation 2 computer entertainment system features more songs, more venues and a lot more rocking, as well as additional multiplayer modes in which two guitarists can play lead and rhythm or bass tracks together.

Additionally, Activision will be releasing several handheld titles including GUN™ Showdown and Activision® Hits Remixed for the PSP; and Over the Hedge™: Hammy Goes Nuts! for the PSP, Nintendo DS and Game Boy Advance; and Spider-Man™: Battle for New York for the Nintendo DS and Game Boy Advance.

Company Outlook

For the third quarter of fiscal 2007, Activision expects net revenues of $600 million.  For the fourth quarter, the company expects net revenues of $175 million.   As announced on October 25, 2006, Activision increased its fiscal year net revenue outlook to $1.150 billion, from its prior net revenue outlook of $1.075 billion, which was announced on August 3, 2006.  The company believes that the increase in its third quarter and full year net revenue outlook will be offset by higher legal expenses relating primarily to its internal review of historical stock option practices, including expenses relating to the previously announced informal SEC inquiry and derivative litigation, and the impact of the delayed release of Sony’s PLAYSTATION 3 system in Europe until March 2007.  The company expects that the majority of the impact will occur in its fiscal third quarter.

Activision also reaffirmed its fiscal year 2008 net revenue outlook, which is expected to exceed $1.6 billion.

Conference Call

Today at 4:30 p.m. EST, Activision’s management will host a conference call and webcast to discuss selected financial results from the company’s second fiscal quarter and selected outlook for future periods.  The company welcomes all members of the financial and media communities to visit the “Investor Relations” area of www.activision.com to listen to the conference call via live webcast or to listen to the call live by dialing into (719) 457-2653 in the U.S.

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About Activision

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products.  Founded in 1979, Activision posted net revenues of $1.47 billion for the fiscal year ended March 31, 2006.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Sweden, Spain, the Netherlands and South Korea.  More information about Activision and its products can be found on the company’s World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are “forward-looking statements.”  These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  The Company cautions readers of this press release that a number of important factors could cause Activision’s actual future results and other future circumstances to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, the Company’s ability to file timely required reports with the Securities and Exchange Commission, the possibility that the sub-committee’s review and conclusions will result in a change to or restatement of financial results provided by the Company for historical and future periods, developments in the informal inquiry opened by the SEC in July 2006 and the derivative litigation filed in July 2006 against certain current and former directors and officers of the Company, and the possibility that additional claims and proceedings will be commenced and additional action taken, including additional stockholder litigation, employee litigation and additional action by the Securities and Exchange Commission and/or other  governmental and regulatory authorities, direct and indirect expense and diversion of management time and attention relating to stock option matters, other litigation, product delays, retail acceptance of our products, consumer spending trends, the seasonal and cyclical nature of the interactive game market, the company’s ability to predict consumer preferences among competing hardware platforms, including next-generation hardware, software pricing, product returns and price protection, delays in hardware launches, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities.  These important factors and other factors that potentially could affect the Company’s financial results are described in our filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K.  Readers of this press release are referred to such filings and the cautionary statements therein and in the exhibits thereto. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company’s assumptions or otherwise.  The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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ACTIVISION, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET ITEMS

(In thousands)

	September 30,	March 31,
	2006	2006
Cash, cash equivalents and short-term investments	$747,395	$944,960
Accounts receivable, net	96,062	28,782
Inventories	71,063	61,483

ACTIVISION, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION

For the Quarter and Six Months Ended September 30, 2006 and 2005

(Amounts in thousands)

					Percent
					Increase
	Quarter Ended				(Decrease)
	September 30, 2006		September 30, 2005
	Amount	% of Total	Amount	% of Total
Geographic Revenue Mix
North America	$74,249	40%	$111,904	50%	-34%
International	113,923	60%	110,636	50%	3%
Total net revenues	$188,172	100%	$222,540	100%	-15%

Segment/Platform Mix
Publishing:
Console	$84,136	45%	$108,025	48%	-22%
Hand-held	23,202	12%	44,287	20%	-48%
PC	18,066	10%	15,095	7%	20%
Total publishing net revenues	$125,404	67%	$167,407	75%	-25%

Distribution:
Console	$33,337	18%	$29,848	13%	12%
Hand-held	23,372	12%	19,167	9%	22%
PC	6,059	3%	6,118	3%	-1%
Total distribution net revenues	$62,768	33%	$55,133	25%	14%
Total net revenues	$188,172	100%	$222,540	100%	-15%

					Percent
					Increase
	Six Months Ended				(Decrease)
	September 30, 2006		September 30, 2005
	Amount	% of Total	Amount	% of Total
Geographic Revenue Mix
North America	$173,863	46%	$224,224	48%	-22%
International	202,378	54%	239,409	52%	-15%
Total net revenues	$376,241	100%	$463,633	100%	-19%

Segment/Platform Mix
Publishing:
Console	$174,325	46%	$250,387	54%	-30%
Hand-held	49,786	13%	69,618	15%	-28%
PC	36,055	10%	40,953	9%	-12%
Total publishing net revenues	$260,166	69%	$360,958	78%	-28%

Distribution:
Console	$62,125	17%	$67,936	15%	-9%
Hand-held	41,585	11%	23,075	5%	80%
PC	12,365	3%	11,664	2%	6%
Total distribution net revenues	$116,075	31%	$102,675	22%	13%
Total net revenues	$376,241	100%	$463,633	100%	-19%

ACTIVISION, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION

For the Quarter and Six Months Ended September 30, 2006 and 2005

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Publishing Net Revenues

PC	14%	9%	14%	11%

Console	67%	65%	67%	70%
Sony PlayStation 2	45%	39%	41%	36%
Nintendo GameCube	3%	11%	6%	8%
Microsoft Xbox	5%	15%	8%	26%
Microsoft Xbox 360	14%	0%	12%	0%

Hand-held	19%	26%	19%	19%
Nintendo Game Boy Advance	7%	12%	9%	10%
Nintendo Dual Screen	7%	3%	7%	3%
Sony PlayStation Portable	5%	11%	3%	6%

Total publishing net revenues	100%	100%	100%	100%